EXHIBIT 99.2

[LETTERHEAD]

March 1, 2006

Dear Fellow Stockholder:

At the 2006 Annual Meeting, I was pleased to report preliminary year-end results that indicated another great year for Kiewit.  Those projections showed net income of $205 million.  The final number is being reported today in our 2005 10-K and is significantly better than that estimate.  The actual net income is $228 million, the best since the company split its construction and mining operations from its diversified business and a solid 23.5 percent increase over 2004.

Kiewit’s gains are reflected in our stock value.  The year-end common share price of $47.90 represents a 24.4 percent increase over 2004’s year-end price of $38.50 and a 27.6 percent increase over the 2005 stock sales price of $37.55.

These numbers are only part of the story.  In addition to our continuing financial strength and success, we’re improving our already exemplary safety record and our customers are more pleased with the quality of our work.  You have every reason to be proud of your company and your work.

Now, we turn our attention to the future because, as we all know, at Kiewit we are often pleased but seldom satisfied.  Our record-setting backlog increased to $5.8 billion at the end of 2005, compared to $3.5 billion for the same time in 2004.  Additionally, Kiewit was the selected contractor on $2.1 billion worth of construction work in North America that had not been awarded at the end of the year, compared to $200 million at the end of 2004.

Those are amazing statistics but they represent our opportunities to be successful – not success itself.  In order to turn those opportunities into true success, we have to step up our efforts in recruiting, safety, and quality to their highest levels ever.  This is also the time to keep winning the right kind of work with our best business development and estimating practices fully in place.

As a direct contributor to our success story, please accept my thanks.  As a fellow stockholder, congratulations on being part of a banner year at Kiewit.

Very truly yours,

/s/ Bruce E. Grewcock

Bruce E. Grewcock

President and Chief Executive Officer